Exhibit 3.3

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES X CONVERTIBLE PREFERRED STOCK
OF PAXMEDICA, INC.

PAXMEDICA, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation” or “Company”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable law, and in accordance with the provisions of its certificate of incorporation and by-laws, has authorized and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, as follows:

Capitalized terms used and not otherwise immediately defined are defined in Section 10 below.

1.             Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the “SERIES X Convertible Preferred Stock” (the “SERIES X Preferred Stock”) and the number of shares so designated shall be 500,000.

2.             Stated Value; Dividends.

a.    Stated Value. The par value of each issued share of SERIES X Preferred Stock shall be $0.0001 per share, and the stated value of each issued share of SERIES X Preferred Stock shall be deemed to be $100.00 (the “Stated Value”).

b.    Dividends. There shall be no dividends payable to holders of record of the SERIES X Preferred Stock.

3.             Voting.

a.    No Voting Rights. The SERIES X Preferred Stock shall not have the right to vote on any matter as to which shareholders are required or permitted to vote.

b.    Limitations on Corporate Actions. As long as any shares of SERIES X Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of no less than 66% of the then-outstanding shares of SERIES X Preferred Stock, consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the SERIES X Preferred Stock contained herein or alter or amend this Certificate of Designations.

4.             Conversion.

a.   Mandatory Conversion. Upon consummation of the Qualified Offering (as defined herein), each share of SERIES X Preferred Stock shall automatically convert into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value per share by the SERIES X Conversion Price. The “SERIES X Conversion Price” per share of Common Stock shall be the Qualified Offering Price. “Qualified Offering” shall mean an offering of Common Stock (and other securities potentially) resulting in the listing for trading of the Common Stock on the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing). “Qualified Offering Price” shall mean the price per share (or unit or a fixed combination, if units or fixed combinations are offered in the Qualified Offering) at which the Qualified Offering is made. For the avoidance of doubt, if a unit includes more than one share of Common Stock, “Qualified Offering Price” shall mean the unit price divided by the number of shares of Common Stock contained in a unit. All such Conversion Price determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock.

b.    Lock-Up. During the period beginning on the date of the consummation of the Qualified Offering and continuing until the date that is ninety (90) calendar days after the date of the consummation of the Qualified Offering, each holder of the SERIES X Preferred Stock shall not sell, transfer, or otherwise dispose of any of the Common Stock underlying the SERIES X Preferred Stock.

c.    Certificates. Certificates representing the SERIES X Preferred Stock shall have the following legend:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH MAY BE THE LEGAL COUNSEL OPINION (AS DEFINED IN THE PURCHASE AGREEMENT)), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A, REGULATION S UNDER SAID ACT, OR OTHER APPLICABLE EXEMPTION.

d.    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the SERIES X Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round-up to the next whole number of shares.

e.    Beneficial Ownership Limitations. Notwithstanding anything to the contrary contained herein, a Holder (together with the Holder’s Affiliates, and any other Persons (as defined below) acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) shall not have the right to receive, shares of Common Stock to the extent that it would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). Except as set forth in the preceding sentence, for purposes of this Section 5(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(g), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder.

5.             Certain Adjustments.

a.   Subdivision or Combination of Stock, etc. If the Company, at any time, (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the SERIES X Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to the immediately preceding sentence shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

6.             Status of SERIES X Preferred Stock Converted. Shares of SERIES X Preferred Stock converted into Common Stock shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, and may be redesignated and reissued as part of any series of the preferred stock.

7.	Definitions. As used herein, the following terms shall have the following meanings:

a.	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b.	“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

c.	“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

d.	“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

e.	“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of SERIES X Preferred Stock in accordance with the terms hereof.

f.	“Holder” means a holder of SERIES X Preferred Stock.

g.	“Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

h.	“SEC” means the United States Securities and Exchange Commission.

i.	“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

j.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

k.	“Subsidiary” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

8.            No Shorting. Each Holder shall not effect any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the 1934 Act) of the Common Stock which establishes a net short position with respect to the Common Stock until after the date that all of the respective Holder’s shares of SERIES X Preferred Stock are fully converted into Common Stock.

9.            Governing Law. The rights and designations of the SERIES X Preferred Stock shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either the Company or the Holder against the other concerning the transactions contemplated by the rights and designations of the SERIES X Preferred Stock shall be brought only in the state courts located in the State of Delaware or federal courts located in the State of Delaware. The Company and the Holder hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company and Holder waive trial by jury. In the event that any provision of this rights and designations of SERIES X Preferred Stock or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this rights and designations of SERIES X Preferred Stock by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of SERIES X Preferred Stock has been executed by a duly authorized officer of the Corporation on August 1, 2022.

PAXMEDICA, INC.

By:	/s/ Howard Weisman
Name: Howard Weisman
Title: Chief Executive Officer

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